Exhibit 5.2
March 23, 2009
Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, Florida 33132
Ladies and Gentlemen:
     We have acted as special New York counsel to Royal Caribbean Cruises Ltd., a Liberian corporation (the “Company”), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) with respect to the issuance by the Company from time to time of (i) senior debt securities (the “Debt Securities”), which may be issued pursuant to an Indenture dated as of July 31, 2006, as supplemented, between the Company and The Bank of New York Trust Company, N.A., as Trustee (the “Indenture”); (ii) shares of preferred stock of the Company, par value $.01 per share; and (iii) shares of common stock of the Company, par value $.01 per share.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for purposes of this opinion.
     On the basis of the foregoing, we are of the opinion that when the specific terms of a particular Debt Security have been duly authorized by the Board of Directors of the Company and established in accordance with the Indenture and such Debt Security has been duly executed, authenticated, issued for value and delivered in accordance with the Indenture, such Debt Security will be a binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.
     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the

Royal Caribbean Cruises Ltd.	March 23, 2009
United States of America. To the extent that the foregoing opinion expresses conclusions as to matters of the laws of Liberia, we have, with your permission and without any independent investigation, relied on the opinion dated the date hereof of Watson, Farley & Williams (New York) LLP.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus included in the Registration Statement under the heading “Validity of Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.
Very truly yours,
/S/ DAVIS POLK & WARDWELL

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